EXHIBIT 10.2

                               ENDWAVE CORPORATION
                      EXECUTIVE INCENTIVE COMPENSATION PLAN

I. PHILOSOPHY

Attainment of the goals of Endwave Corporation ("Endwave") for each fiscal year will require that its executive team work seamlessly together in building sales revenues, examining and executing on strategic opportunities, maintaining cost control and focusing on the bottom line. The basis for the incentive plan is a combination of Endwave's Annual Operating Plan as well as personal contributions to meeting our annual corporate goals.

The award of bonuses will be discretionary, administered by Endwave's Board of Directors (the "Board") and its Compensation Committee (the "Committee"), and based upon several factors, including but not limited to: individual performance; team work; exhibited leadership; and efforts in the sales process.

II. PARTICIPATION:

o All Endwave regular, executive employees as determined by the Board ("Officers") will participate in the incentive plan.

o An officer who worked less than twelve months, but more than one month (new hires and those on leave of absence), in a given year will receive a pro rated share of his or her bonus based on the percent of the year worked.

o Participants must be employed as of the day of bonus payment in order to receive a bonus.

o Officers are eligible for a target bonus to be determined by the Compensation Committee of the Endwave Board of Directors (the "Committee") based on corporate and personal performance criteria established by the Committee.

o The payment of a bonus to any Officer is totally discretionary and will not be paid if the Board of Directors believes that it is in the best interest of the Endwave not to pay bonuses.

o The bonus payment date for a given year is anticipated to be on or about January 31 of the following year, after completion of the annual corporate audit.

III. INCENTIVE PLAN:

o A bonus pool is generated by multiplying a bonus target set by the Committee by the corporate performance achievement level. Notwithstanding the foregoing, the total bonus pool will in no event exceed 50% of Endwave's operating profit (determined without regard to the bonus payments made for such year under this Executive Incentive Compensation Plan).

o Corporate performance is determined based upon financial results for the fiscal year in accordance with the guidelines established by the Committee.

o    Individual performance is determined by the Committee.

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IV. PERFORMANCE TARGETS:

o The corporate performance percentage is based on the critical factors contained in the Annual Operating Plan. As the plan states, Endwave is focused on the following:

(1) Increasing sales revenues, by capturing new customers, expanding current customers and making acquisitions.

(2) Building operating profit, by maintaining high operating leverage, fixing low margin products and capturing non-recurring engineering fees.

(3) Generating cash from operations, by improving gross margin and bottom line performance.

(4)  Widening Endwave's position as the leader in technology and quality.

V. BONUS PERCENTAGE:

o The performance percentage is calculated by reference to the corporate achievement level for each of the above items. Various percentages can be earned for each measure depending on whether that performance is above or below plan.

o At the discretion of the Board of Directors, targets may be changed dependent upon Endwave's business outlook.

VI. DEFINITIONS:

Sales revenues include revenues from sales of products and non-recurring engineering fees,

Gross margin is calculated as sales revenues minus cost of goods sold

Operating profit is calculated as sales revenues less cost of goods sold and operating expenses, including bonus expenses. It does not include interest income/expense, intangible costs, taxes or other non-operating income or expenses.

Cash generated from operations is the "GAAP" calculation of cash generated or used to run Endwave's operations, and excludes cash from investment or financing activities.